EXHIBIT (d)(xi)
CERTIFIED RESOLUTIONS
OF THE
SPECIAL REVIEW COMMITTEE OF THE
BOARD OF DIRECTORS
OF
U.S. XPRESS ENTERPRISES, INC.
The undersigned, John W. Murrey, III, hereby certifies that:
1.	I am the duly elected, qualified and acting Chairman of the Special Review Committee of the Board of Directors of U.S. Xpress Enterprises, Inc., a Nevada corporation (the “Company”).
2.	Attached hereto as Exhibit A is a true and complete copy of the resolutions duly adopted by the Special Review Committee of the Board of Directors of the Company on July 27, 2007 (the “Committee Resolutions”) with respect to granting certain approvals pursuant to Section 78.438 of the Nevada Revised Statutes.
3.	The Committee Resolutions have not been amended or rescinded and are in full force and effect as of the date hereof.
     IN WITNESS WHEREOF, I have hereunto set my hand under seal of the Company this 28th day of August, 2007.

/s/ John W. Murrey, III

John W. Murrey, III, Chairman

(SEAL)

RESOLUTIONS OF
THE SPECIAL REVIEW COMMITTEE OF THE
BOARD OF DIRECTORS OF
U.S. XPRESS ENTERPRISES, INC.
ADOPTED AT A MEETING HELD ON
JULY 27, 2007
     RESOLVED, that the Special Committee, acting on behalf of the Board of Directors (the “Board”) of U.S. Xpress Enterprises, Inc. (the “Company”), pursuant to authority previously granted by the Board, hereby grants approval, for the purpose of Section 78.438 of the Nevada Revised Statutes, of the following:
     (a) the formation of one or more corporations, limited liability companies, and/or other entities (the “New Entities”) by Patrick E. Quinn, Max L. Fuller, Quinn Family Partners, and/or the Max Fuller Family Limited Partnership (the “Quinn-Fuller Parties”), which corporations, limited liability companies, and/or other entities will be (and will be considered New Entities for purposes of these resolutions only to the extent that they are) continuously wholly owned, directly or indirectly, by the Quinn-Fuller Parties;
     (b) the transfer to the New Entities of beneficial ownership and/or actual ownership of any and all shares of the Company’s Class A Common Stock and/or Class B Common Stock owned by the Quinn-Fuller Parties on the date hereof, and the execution and performance of all agreements and arrangements and the taking of all other actions necessarily attendant thereto; and
     RESOLVED FURTHER, that, to the extent that any New Entity is deemed to become an “interested stockholder” as defined in Section 78.3787 of the Nevada Revised Statutes by the taking of one or more of the foregoing approved actions, the transaction by which such New Entity first becomes an “interested stockholder” hereby is approved for purposes of Section 78.438 of the Nevada Revised Statutes.